EXHIBIT 99.1

AT THE COMPANY
James W. Christmas
Chairman and CEO
(713) 877-8006

FOR IMMEDIATE RELEASE:
March 2, 2006

KCS ENERGY, INC. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Record Production, Cash Flow and Net Income

Oil and Gas Reserves up 38%; Net Production up 33%

HOUSTON March 2, 2006 - KCS Energy, Inc. (NYSE: KCS) today announced financial and operating results for the fourth quarter and year ended December 31, 2005.
Full year highlights include:

•	Record 193 wells drilled with a 93% success rate
•	Record net production of 46.4 BCFE, up 33%
•	Record oil and gas reserves of 452.3 BCFE, up 38%
•	Record operating income of $200.7 million, up 90%
•	Record earnings of $105.9 million, up 5%
•	Record operating cash flow (a non-GAAP financial measure) of $261.4 million, up 94%

Management Comments

James W. Christmas, Chairman and Chief Executive Officer, said: “2005 was a truly outstanding year for KCS. The Company’s focused drilling program and the contributions of a team of dedicated and talented people in our organization led us to the most successful year in our history. During the year, we drilled 193 wells with a success rate of 93%. Gross production for the year increased 26%, to 50.3 BCFE, while net production, after production payment delivery obligations that do not contribute to cash flow from operating activities, increased 33%, to 46.4 BCFE.

“We also increased our oil and gas reserves by 38%, with additions and revisions equating to 379% of our net production. At the same time we added significantly to our acreage position and inventory of drilling locations in our core operating areas to fuel future growth. The PV10 value of our reserves was $1.7 billion at December 31, 2005, compared to $0.8 billion at December 31, 2004.

“We not only significantly increase reserves and production for the third straight year, but we also managed to maintain a low cost structure, with unit operating and administrative costs essentially flat with prior years, resulting in enhanced margins to fund our capital program.

“In keeping with our growth strategy, we invested 100% of our operating cash flow in our drilling program. While our principle focus continues to be organic growth, we also completed two meaningful acquisitions in 2005 which significantly increased the inventory of potential drilling locations in our core areas of operations, and added to current reserves and production. The acquisitions were funded primarily with the proceeds of issuance of additional senior notes and proceeds from property sales. Capital expenditures for the year totaled $380 million, including $121 million for acquisitions.

“As previously announced, we have set an initial 2006 capital budget of $315 million, excluding acquisitions. We are targeting more than 20% net production growth from the drilling program in 2006.”

Financial and Operational Highlights
($ thousands except per share)

	3 Mos. 2005	3 Mos. 2004
Oil and Gas Revenue	$117,391	$64,476
Operating Income	$70,065	$32,576
Income Before Income Taxes	$68,318	$29,300
Income Tax (Expense) Benefit	$(27,295)	$18,375
Net Income	$41,023	$47,675
Diluted Earnings Per Share	$0.81	$0.96

Net Production (MMCFE)	12,693	9,571

	12 Mos. 2005	12 Mos. 2004
Oil and Gas Revenue	$363,701	$218,755
Operating Income	$200,679	$105,368
Income Before Income Taxes	$172,558	$86,530
Income Tax (Expense) Benefit	$(66,698)	$13,905
Net Income	$105,860	$100,435
Diluted Earnings Per Share	$2.11	$2.03

Net Production (MMCFE)	46,376	34,801

Three Months Ended December 31, 2005 vs. 2004

Oil and gas revenue for the fourth quarter of 2005 increased 82% to $117.4 million, compared to $64.5 million for the quarter ended December 31, 2004, due to a 26% increase in oil and natural gas production (33% increase in net production contributing to cash flow) and a 45% increase in average realized prices. Operating cash flow for the quarter, a non-GAAP financial measure, increased 105% to $88.1 million, compared to $43.1 million in the last quarter of 2004. Operating income was $70.1 million, up 115%, and income before income taxes was $68.3 million, up 133%, compared to the fourth quarter of 2004. These record operating results were partially offset by higher income tax expense of $27.3 million, or 40% of pretax income for the fourth quarter of 2005, most of which is deferred to future years, compared to an income tax benefit of $18.4 million for the fourth quarter of 2004. The tax benefit in 2004 was related to the reversal of the remainder of the Company’s valuation allowance against net deferred income tax assets. The Company then resumed recording book income taxes based on statutory rates in 2005. After considering this $45.7 million increase in income tax expense, net income was $41.0 million, or $0.82 per basic share and $0.81 per diluted share, for the fourth quarter of 2005, compared to $47.7 million, or $0.97 per basic share and $0.96 per diluted share for the fourth quarter of 2004.

Twelve Months Ended December 31, 2005 vs. 2004

For the year ended December 31, 2005, oil and gas revenue increased 66% to $363.7 million compared to $218.8 million for the year ended December 31, 2004 due to a 26% increase in oil and natural gas production (33% increase in net production contributing to cash flow) and a 32% increase in average realized prices. Operating cash flow for 2005, a non-GAAP financial measure, increased 94% to $261.4 million compared to $134.9 million in 2004. Operating income increased 90% to $200.7 million, compared to $105.4 million in 2004. Income before income taxes increased 99% in 2005, to $172.6 million, compared to $86.5 million in 2004. Income tax expense in 2005 was $66.7 million, or 38.7% of pretax income. This compares to an income tax benefit of $13.9 million in 2004 due to the change in the valuation allowance against net deferred income tax assets. The Company continued to utilize its net operating loss carry forwards and paid only federal alternative minimum tax and state taxes equating, in the aggregate, to approximately 2% of pretax income in 2005. The remainder of the tax expense recorded in 2005 is deferred to future years. Net income in 2005 was $105.9 million, or $2.13 per basic share and $2.11 per diluted share, compared to $100.4 million, or $2.06 per basic share and $2.03 per diluted share for the same period last year.

Operations Update

KCS drilled 193 oil and gas wells in 2005. Of those, 180 were completed for a 93% success ratio. Sixty-nine percent of the wells were drilled in the Mid-Continent region and 31% in the Gulf Coast region. Success ratios were 98% in the Mid-Continent region and 83% in the Gulf Coast region. The 193 gross wells include 69 wells drilled in the Elm Grove/Caspiana Fields, 29 wells in the O’Connor Ranch Field, 13 wells in the Sawyer Canyon Field and seven wells in the Terryville Field. In the fourth quarter, the Company drilled 41 wells, of which 39 were successfully completed. Overall, KCS averaged a 76% WI in the wells drilled in 2005. The 2006 budget anticipates drilling 215 gross wells.

Production

Net production in 2005, after considering delivery obligations associated with the production payment sold in 2001, averaged 127 MMCFEPD, an increase of 33% over 2004. During 2005, deliveries under that production payment averaged 10.7 MMCFEPD. Since the final deliveries under the production payment were made in January 2006, KCS now realizes the cash benefit of its full production stream.

For the fourth quarter of 2005, net production averaged 138 MMCFEPD. This represents a three percent increase from third quarter production and a 33% increase from fourth quarter production in 2004.

For the year, lease operating expenses per MCFE were $0.70 and G&A expenses per MCFE were $0.22 (excluding stock compensation), reflecting excellent cost control by the Company’s personnel.

Reserves

Total proved oil and natural gas reserves at December 31, 2005 (which have been audited by Netherland, Sewell & Associates, Inc.) increased 38% to 452 BCFE, compared to 328 BCFE on December 31, 2004. KCS added 180 BCFE during 2005, sold five BCFE and had negative revisions of four BCFE. Drilling activity accounted for approximately two-thirds of the total additions, or an organic reserve replacement of net production of over 260%. In accordance with SEC requirements, proved reserves were based on year-end 2005 commodity market prices of $10.08 per MMBTU for natural gas and $57.75 per barrel for oil, adjusted by lease for basis differentials. Using these prices, the pre-tax present value of the proved reserves discounted at 10% totaled $1.7 billion, or over twice the December 31, 2004 PV10 value. At year-end, 88% of the reserves were natural gas, 74% were proved developed and approximately 86% were on properties operated by KCS. The Company’s reserve life index was 9.8 years at December 31, 2005 based on 2005 net production.

Activity

Elm Grove / Caspiana Fields, Bossier Parish, Louisiana

▪	69 Gross wells were drilled in 2005 with an average WI of 90%.

▪	49 of these wells were drilled on KCS’ original acreage position with average initial production rates of over 2,000 MCFEPD per well.

▪	20 of these wells were drilled on lands acquired in the April 2005 acquisition or other new acreage, with average initial production rates of over 1,700 MCFEPD per well.

▪	Gross operated field production increased from 45 MMCFEPD at the end of 2004 to over 70 MMCFEPD at year end 2005.

▪	In February 2006, gross operated production rose to over 80 MMCFEPD.

▪
In 2005, KCS initiated a successful recompletion effort, working over wells initially completed in the Lower Cotton Valley formation and commingling them with the Hosston formation. To date, 26 wells have been commingled, with 48 additional workovers planned for 2006.

▪	75 additional gross wells are anticipated to be drilled in 2006.

Terryville Field, Lincoln Parish, Louisiana

▪	Seven wells with an average WI of 83% were drilled in 2005. Six were completed in the Lower Cotton Valley formation and one is awaiting completion.

▪	Average initial production rates were over 1,700 MCFEPD per well.

▪	KCS has acquired a substantial acreage position in the area to allow for future drilling if the productive area proves larger than the area that has been delineated to date.

▪	Two rigs are currently active in the field, with 30 wells planned in 2006.

Other Mid-Continent Activity

▪	Thirteen wells with WI ranging from 91% to 100% were drilled in the Sawyer Canyon Field in Sutton County, Texas in 2005 and 25 wells are planned for 2006.

▪	Ten wells with an average WI of 70% were drilled in the Joaquin Field in Shelby County, Texas in 2005 and six wells are budgeted for 2006.

▪	Six wells with an average WI of 27% were drilled in the Talihina Field in Latimer County, Oklahoma in 2005 and 10 wells are planned for 2006.

▪	In the fourth quarter KCS also participated in the following wells:
o	Thorton #3, Panola Field (WI = 22%): 3,200 MCFEPD IP
o	Jordan #4, Bear Creek Field (WI = 27%): 2,400 MCFEPD IP
o	Long Draw 9 #1, Cemetery Field (WI = 19%): 1,750 MCFEPD IP

▪	During February 2006, KCS drilled its first two unconventional Fayetteville shale wells in Van Buren County, Arkansas and is preparing to test them.

▪	The high potential Bowdle 42 #3 well in the Haley Field, Loving County, Texas (WI = 48%) is scheduled to spud within the next 30 days.

Gulf Coast Activity

▪	KCS closed on the acquisition of the Magnet Withers Field in Wharton County, Texas in December 2005 and has moved in a drilling rig to commence a five well program.

▪
29 wells were drilled in the O’Connor Ranch Field in Goliad County, Texas during 2005 with an average WI of 87%. Three wells are budgeted for the field in 2006, with a Wilcox test well currently drilling (100% WI).

▪	In the fourth quarter, KCS participated in the following wells:
o	K. Jackson #4, Austin Field (WI = 66%): 4,000 MCFEPD IP.
o	Martin #1, Austin Field (WI = 28%): 4,500 MCFEPD IP.
o	Hoff #7, Marshall Field (WI = 25%): 1,600 MCFEPD IP.
o	BOE 16 #11, Pine Grove Field (WI = 22%): Completion pending.

▪	The previously drilled Guerra D-4 well (WI = 24%) at the La Reforma Field produced at an initial rate of 7,600 MCFEPD.

▪	The previously drilled Flores G.U. #1 well (WI = 25%) at the East La Grulla field produced at an initial rate of 3,200 MCFEPD.

▪	A 3D seismic survey in Wayne County, Mississippi (WI = 33%) has recently been completed and three Smackover wells are planned in 2006.

▪	KCS acquired a 19,000 acre position in Madison County, Texas during 2005 and has budgeted for five wells in 2006.

▪	40 wells are budgeted in the Gulf Coast in 2006 with two rigs currently drilling.

Hedging Program
The Company’s overall hedge position as of December 31, 2005 covered 19.5 BCF and 254.3 MBO for 2006 and 2.3 BCF and 36 MBO for 2007.

The Company’s hedge positions are summarized in the following table.

	TYPE HEDGE	VOLUME	AVG. PRICE
2006
	• 1st Quarter:
	Gas - Swap	53,500 MMBTU/day	$8.122
	- Collar	20,000 MMBTU/day	$8.438/$12.887
	- Sold call	10,000 MMBTU/day	$8.00
	Oil - Swap	456 BOPD	$55.17
	- Collar	250 BOPD	$55.00/$81.00

	• 2nd Quarter
	Gas - Swap	35,604 MMBTU/day	$7.345
	- Collar	20,000 MMBTU/day	$8.375/$11.51
	Oil - Swap	453 BOPD	$54.73
	- Collar	250 BOPD	$55.00/$81.00

	• 3rd Quarter
	Gas - Swap	30,217 MMBTU/day	$7.355
	- Collar	20,000 MMBTU/day	$8.375/$11.428
	Oil - Swap	439 BOPD	$54.16
	- Collar	250 BOPD	$55.00/$81.00

	• 4th Quarter
	Gas - Swap	20,543 MMBTU/day	$6.979

	- Collar	5,000 MMBTU/day	$9.50/$15.00

	Oil - Swap	439 BOPD	$53.74
	- Collar	250 BOPD	$55.00/$81.00
2007

	• 1st Quarter
	Gas - Swap	20,000 MMBTU/day	$7.858
	Oil - Swap	100 BOPD	$63.85

	• 2nd Quarter
	Gas - Swap	5,000 MMBTU/day	$7.47
	Oil - Swap	99 BOPD	$63.85

	• 3rd Quarter
	Oil - Swap	98 BOPD	$63.85

	• 4th Quarter	98 BOPD	$63.85

2006 Guidance

	2005	2006
	Actual	Guidance
Production (BCFE)
Working Interest	50.3	55.3-57.3
Production Payment	(3.9)	(.3)
Net Production	46.4	55-57
LOE ($/MCFE)	.70	.73-.77
Production and Other Taxes (% Revenue)	6%	6%
G&A ($/MCFE) *	.22	.22-.26
DD&A rate on oil and gas properties ($/MCFE)	1.85	2.05-2.25
Interest Expense ($MM)	18.6	21-24
Income Taxes **	38.7%	38.5%
Capital Expenditures, Exclusive of Acquisitions ($MM)	259	315

*	Excludes stock compensation.
**	94% Deferred in 2005 and 65-70% deferred in 2006.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures which are explained in greater detail and reconciled to the most directly comparable GAAP measure in the attached financial table under the heading “Non-GAAP Financial Measures”.

Definitions

The following abbreviations are utilized herein:

Net Production - Production after considering delivery obligations associated with the Production Payment sold in February 2001
WI - Working Interest
BOPD - Barrels of Oil Per Day
BCF - Billion Cubic Feet of Natural Gas
BCFE - Billion Cubic Feet of Natural Gas Equivalent
G&A - General and Administrative Expenses
IP - Initial rate of production
MBO -Thousand Barrels of Oil
MCF - Thousand Cubic Feet of Natural Gas
MCFE - Thousand Cubic Feet of Natural Gas Equivalent
MCFEPD - Thousand Cubic Feet of Natural Gas Equivalent Per Day
$MM - Million Dollars
MMCFEPD - Million Cubic Feet of Natural Gas Equivalent Per Day
MMBTU - Million British Thermal Units
PV10 - Pre-tax present value of estimated future net revenues associated from oil and gas reserves, computed by applying year-end prices to estimated future production from the reserves, deducting estimated future expenditures, and applying a discount factor of 10%.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

####
-Financial Tables Follow-

KCS Energy, Inc.

Condensed Income Statements

	Three Months Ended		For the Year Ended
(Amounts in Thousands	December 31,		December 31,
Except Per Share Data)	2005	2004	2005	2004

Oil and natural gas revenue	$117,391	$64,476	$363,701	$218,755
Other, net	1,150	201	955	(345)
Total revenue and other	118,541	64,677	364,656	218,410
Operating costs and expenses
Lease operating expenses	10,135	7,225	35,399	28,600
Production and other taxes	7,293	4,039	21,357	14,208
General and administrative expenses
including stock compensation	2,925	3,153	13,493	11,896
Accretion of asset retirement obligation	241	257	964	1,029
Depreciation, depletion and amortization	27,882	17,427	92,764	57,309
Total operating costs and expenses	48,476	32,101	163,977	113,042
Operating income	70,065	32,576	200,679	105,368
Gain (loss) on mark-to-market derivatives, net	3,318	244	(9,679)	(1,121)
Interest and other income	55	4	149	317
Redemption premium on early extinguishment of debt	-	-	-	(3,698)
Interest expense	(5,120)	(3,524)	(18,591)	(14,336)
Income before income taxes	68,318	29,300	172,558	86,530
Federal and state income tax expense(benefit)	27,295	(18,375)	66,698	(13,905)
Net income	$41,023	$47,675	$105,860	$100,435

Earnings per share of common stock - basic	$0.82	$0.97	$2.13	$2.06

Earnings per share of common stock - diluted	$0.81	$0.96	$2.11	$2.03

Average shares outstanding for computation
of earnings per share
Basic	49,911	48,977	49,656	48,868
Diluted	50,579	49,669	50,248	49,520

KCS Energy, Inc.

Condensed Statements of Cash Flow

	For the Year Ended
	December 31,
	2005	2004

Net income	$105,860	$100,435
DD&A	92,764	57,309
Amortization of deferred revenue	(16,149)	(21,370)
Deferred income tax expense (benefit)	63,399	(14,905)
Other adjustments and non-cash charges and credits, net	15,573	13,394
	261,447	134,863
Changes in operating assets and liabilities	(22,357)	(797)
Net cash provided by operating activities	239,090	134,066
Cash flow from investing activities:
Investment in oil and gas properties, net	(368,096)	(155,406)
Proceeds from the sale of oil and gas properties	11,156	867
Other, net	(2,236)	(525)
Net cash used in investing activities	(359,176)	(155,064)
Cash flow from financing activities:
Net increase in debt	116,125	33,000
Other, net	2,131	(7,567)
Net cash provided by financing activities	118,256	25,433
Increase (decrease) in cash and cash equivalents	$(1,830)	$4,435

Non-GAAP Financial Measures

KCS reports its financial results in accordance with generally accepted accounting principles. However, on occasion the Company also presents certain non-GAAP financial measures, such as operating cash flow. Operating cash flow is net income adjusted for depreciation, depletion and amortization, amortization of deferred revenue, non-cash losses on derivative instruments, deferred income taxes, accretion of asset retirement obligation, stock compensation and other non-cash charges and credits, net. While operating cash flow should not be considered in isolation or as a substitute for net income, operating income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indication of the Company's financial performance or liquidity under GAAP, it is presented because the Company believes that it provides useful information to investors with respect to its ability to meet future debt service, capital expenditure commitments and working capital requirements. Operating cash flow as presented herein may not be comparable to similarly titled measures of other companies.

The following table reconciles net income to operating cash flow for the periods presented.

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In thousands)
Net income	$41,023	47,675	$105,860	100,435
Depreciation, depletion and amortization	27,882	17,427	92,764	57,309
Amortization of deferred revenue	(3,489)	(4,873)	(16,149)	(21,370)
Non-cash losses on derivative instruments	(3,713)	(193)	10,689	4,540
Deferred income taxes	25,746	(18,374)	63,399	(14,905)
Accretion of asset retirement obligation	241	257	964	1,029
Stock compensation	77	576	2,391	2,621
Other non-cash charges and credits, net	379	589	1,529	5,204
Operating cash flow	$88,146	$43,084	$261,447	$134,863

The following table reconciles operating cash flow to net cash provided by operating activities, its most directly comparable GAAP financial measure, for the periods presented.

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In thousands)
Operating cash flow	$88,146	$43,084	$261,447	$134,863
Trade accounts receivable	(11,626)	(8,030)	(40,046)	(11,414)
Accounts payable and accrued liabilities	9,522	6,149	17,685	13,005
Accrued interest	(4,910)	(3,118)	1,790	(1,982)
Other, net	114	668	(1,786)	(406)
Net cash provided by operating activities	$81,246	$38,753	$239,090	$134,066

KCS Energy, Inc.

Supplemental Data

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Production:
Gas (MMcf)	12,016	9,194	44,112	33,905
Oil (Mbbl)	215	204	835	795
Natural gas liquids (Mbbl)	38	55	191	216

Total (MMcfe)	13,536	10,747	50,270	39,971
Dedicated to Production Payment (MMcfe)	(843)	(1,176)	(3,894)	(5,170)

Net Production (MMcfe)	12,693	9,571	46,376	34,801

Average realized prices (a)
Gas (per Mcf)	$8.91	$6.11	$7.35	$5.61
Oil (per bbl)	$40.24	$34.42	$41.01	$30.53
Natural gas liquids (per bbl)	$45.08	$23.58	$28.45	$19.07
Total (per Mcfe)	$8.67	$6.00	$7.23	$5.47

Notes:
(a) The average realized prices reported above include the non-cash effects of volumes delivered under the Production Payment as well as the unwinding of various derivative contracts terminated in 2001. These items do not generate cash to fund the Company's operations. Excluding these items, the average realized price per Mcfe was $9.17 and $7.61 for the three and twelve months ended December 31, 2005 compared to $6.41 and $5.85 for the three and twelve months ended December 31, 2004.